Gammon Lake Resources Inc.
Consolidated Financial Statements

March 31, 2007
(In United States Dollars unless otherwise stated)

Gammon Lake Resources Inc.
Contents

Page

Consolidated Balance Sheets	2

Consolidated Statements of Operations, Comprehensive Loss and Deficit	3

Consolidated Statements of Cash Flows	4

Notes to the Consolidated Financial Statements	5-14

Gammon Lake Resources Inc.
Consolidated Balance Sheets

	March 31	December 31
	2007	2006
	(Unaudited)	(Note 3a)

Assets
Current
Cash and cash equivalents	$1,436,534	$2,940,763
Restricted cash	1,134,476	1,133,337
Receivables
Commodity taxes	15,423,301	12,044,712
Trade / other	9,876,936	3,009,053
Inventories:
Supplies	7,240,492	8,173,726
Ore stockpiles	2,616,442	4,829,834
Ore in process	30,329,885	33,271,178
Prepaids and deposits	1,519,631	775,479
	69,577,697	66,178,082

Deposits on capital equipment	762,144	1,049,588
Deferred compensation	542,888	856,016
Long term ore inventory in stockpile	4,086,384	2,043,040
Mining interests and capital assets (Note 4)	547,372,472	539,395,321
Goodwill	107,198,716	107,198,716

	$729,540,301	$716,720,763

Liabilities
Current
Payables and accruals	$32,085,143	$30,849,472
Current portion of long-term debt and capital leases	80,470,642	66,988,072
	112,555,785	97,837,544

Long term debt and capital leases	53,229,368	63,607,600
Employee future benefits (Note 5)	3,413,622	3,224,429
Future income taxes	66,476,342	70,492,523
	235,675,117	235,162,096
Shareholders' Equity
Capital stock (Note 6)	487,158,125	459,037,054
Contributed surplus (Note 6)	66,607,275	72,159,949
Deficit	(70,616,607)	(60,354,727)
Accumulated other comprehensive income (Note 6)	10,716,391	10,716,391
	493,865,184	481,558,667

	$729,540,301	$716,720,763

Nature of operations and going concern assumption (Note 1)
Subsequent events (Note 12)

On behalf of the Board: "Fred George" Director	"Russell Barwick" Director

See accompanying notes to the consolidated financial statements.

Gammon Lake Resources Inc.
Consolidated Statements of Operations, Comprehensive Loss and Deficit
(Unaudited)

	Three months	Three months
	ended	ended
	March 31	March 31
	2007	2006
		(Note 3a)

Revenues from mining operations	$43,499,914	$1,890,990

Expenses
Production costs excluding
amortization & depletion	$37,440,418	$3,148,340
Refining costs	474,304	11,600
General and administrative	3,663,986	2,322,914
Amortization and depletion	12,605,998	689,421

	54,184,706	6,172,275

Loss before other items	(10,684,792)	(4,281,285)

Interest on long term debt	$(2,485,616)	$(428,206)
Foreign exchange loss	(1,632,492)	(502,009)
Gain on equity investment	-	349,949
Interest and sundry	53,283	63,417
	(4,064,825)	(516,849)

Loss before income taxes	$(14,749,617)	$(4,798,134)

Future income tax recovery	(4,487,737)	(111,809)

Net loss	$(10,261,880)	$(4,686,325)

Other comprehensive income	-	(280,208)

Comprehensive loss (Note 6)	$(10,261,880)	$(4,966,533)

Loss per share (Note 7)	$(0.10)	$(0.05)

Deficit, beginning of period	$(60,354,727)	$(56,348,959)

Net loss	(10,261,880)	(4,686,325)

Deficit, end of period	$(70,616,607)	$(61,035,284)

See accompanying notes to the consolidated financial statements.

Gammon Lake Resources Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three months	Three months
	ended	ended
	March 31	March 31
	2007	2006
		(Note 3a)

Cash flows from (used in) operating activities
Net loss	$(10,261,880)	$(4,686,325)
Amortization and depletion	12,605,998	689,421
Unrealized foreign exchange loss	3,155,122	180,805
Stock option expense	303,563	-
Employee future benefits	184,783	-
Future income tax recovery	(4,487,737)	(111,809)
Accrued interest on long term debt	(853,093)	87,985
Gain on long term equity investment	-	(349,949)
Change in non-cash operating
working capital (Note 10)	(9,906,824)	(3,614,339)

	(9,260,068)	(7,804,211)

Cash flows from (used in) investing activities
Acquisition of investment	-	(6,388,300)
Advances to related companies	-	(17,747)
Expenditures on mining interests and related
deferred costs and acquisition
of capital assets	(11,165,376)	(22,586,539)
	(11,165,376)	(28,992,586)

Cash flows from (used in) financing activities
Repayment of capital lease obligation	(687,534)	(195,835)
Proceeds from long-term debt	2,198,242	23,207,742
Proceeds from exercise of options and warrants	17,411,646	8,978,321
	18,922,354	31,990,228

Net decrease in cash and cash equivalents	(1,503,090)	(4,806,569)

Effect of exchange rate changes on cash	-	43,505

Cash and cash equivalents
Beginning of period	4,074,100	5,750,594

End of period	$2,571,010	$987,530

See accompanying notes to the consolidated financial statements.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
March 31, 2007
(Unaudited)

1. Nature of operations and going concern assumption

Gammon Lake Resources Inc. (the "Company") is a publicly traded company, engaged in the acquisition, exploration and development of resource properties in Mexico. The Company is continued under Part 1A of the Companies Act (Quebec) and its common shares are listed on the Toronto Stock Exchange (TSX:GAM) and the American Stock Exchange (AMEX:GRS). These financial statements are prepared in United States dollars unless otherwise stated.

These financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. The future of the Company is dependent on the successful operation of the mine and mill at its Ocampo and El Cubo operations.

If the going concern assumption were not appropriate for these financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used.

2. Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements are prepared by management in accordance with Canadian generally accepted accounting principles and contain all adjustments necessary to present fairly the Company's financial position as at March 31, 2007. These interim financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2006.

Use of estimates

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts for assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The significant areas requiring the use of management estimates and assumptions relate to mineral reserves that are the basis for future cash flow estimates utilized in impairment calculations, depletion and amortization calculations; estimates of recoverable gold and other minerals in stockpile and leach pad inventories; estimates of fair value for certain reporting units and asset impairment; write-downs of inventory to net realizable value; post employment, post retirement and other employee future benefits; valuation allowances for future income tax assets; reserves for contingencies and litigation; and the fair value and accounting treatment of financial instruments. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results could differ from those estimates.

Supplies Inventory, Ore Stockpiles and Ore in Process

Supplies Inventory

Supplies inventory consists of mining supplies and consumables used in the operations of the mines and is valued at the lower of average cost or net realizable value.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
March 31, 2007
(Unaudited)

2. Summary of significant accounting policies (continued)

Ore Stockpiles

Stockpiles represent ore that has been mined and is available for further processing. Stockpiles are measured by estimating the number of tonnes added and removed from the stockpile, the number of contained ounces (based on assay data) and the estimated metallurgical recovery rates (based on the expected processing method). Stockpile ore tonnages are verified by periodic surveys. Costs are allocated to stockpiles based on relative values of material stockpiled and processed using current mining costs incurred up to the point of stockpiling the ore, including applicable overhead, depreciation, depletion and amortization relating to mining operations, and removed at the average cost per recoverable unit. Stockpiles are valued at the lower of cost or net realizable value.

Ore in Process

The recovery of gold and silver is achieved through a milling and heap leaching process. Under the heap leaching process, ore is placed on leach pads where it is treated with a chemical solution, which dissolves the gold and silver contained in the ore. The resulting "pregnant" solution is further processed in a plant where the gold and silver is recovered. Costs are added to ore on leach pads and in the mill based on current mining costs, including applicable depreciation, depletion and amortization relating to mining operations. Costs are removed from ore on leach pads and in the mill as ounces are recovered based on the average cost per estimated recoverable ounce of gold on the leach pad and in the mill. Ore in Process is valued at the lower of cost or net realizable value.

Revenue recognition

Revenue is recognized when: (i) persuasive evidence that a sales arrangement exists; (ii) the risks and rewards of ownership pass to the purchaser including delivery of the product; (iii) the selling price is fixed or determinable, and (iv) collectibility is reasonably assured.

Sale of the dore bars are recorded at the time of shipping to the third-party refinery. Sales are recorded at estimated values by the Company, and are further adjusted based upon final quality assessment and quotations.

3. Changes in Accounting Policies

a) Functional Currency and Reporting Currency

Effective January 1, 2007, at time of the commencement of commercial production, the Company determined that its functional currency is the United States dollar and therefore changed its reporting currency to the United States dollar from the Canadian dollar.

The financial information as at December 31, 2006 and for the three months ended March 31, 2006 have been adjusted retrospectively as if the U.S. dollar had been the reporting currency during these periods.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
March 31, 2007
(Unaudited)

3. Changes in Accounting Policies (Continued)

b) Financial Instruments

On January 1, 2007, the company adopted CICA Handbook Sections 1530, "Comprehensive Income", Section 3251 "Equity", Section 3855, "Financial Instruments- Recognition and Measurement", Section 3861, "Financial Instruments – Disclosure and Presentation" and Section 3865, "Hedges". Section 1530 establishes standards for reporting and presenting comprehensive income, which is defined as the change in equity from transactions and other events from non-owner sources. Other comprehensive income refers to items recognized in comprehensive income that are excluded from net income calculated in accordance with generally accepted accounting principles.

Section 3861 establishes standards for presentation of financial instruments and non-financial derivatives, and identifies the information that should be disclosed about them. Under the new standards, policies followed for periods prior to the effective date generally are not reversed and therefore, the comparative figures have not been adjusted retrospectively except for the requirement to disclose currency translation adjustment as part of other comprehensive income. Section 3865 describes when and how hedge accounting can be applied as well as the disclosure requirements. Hedge accounting enables the recording of gains, losses, revenues and expenses from derivative financial instruments in the same period as for those related to the hedged item.

Section 3855 prescribes when a financial asset, financial liability or non-financial derivative is to be recognized on the balance sheet and at what amount, requiring fair value or cost-based measures under different circumstances. Under Section 3855, financial instruments must be classified into one of these five categories: held-for-trading, held-to-maturity, loans and receivables, available-for-sale financial assets or other financial liabilities. All financial instruments, including derivatives are measured on the balance sheet at fair value except for loans and receivables, held to maturity investments and other financial liabilities which are measured at amortized cost. Subsequent measurement and changes in fair value will depend on their initial classification, as follows: held-for-trading financial assets are measured at fair value and changes in fair value are recognized in net earnings; available-for-sale financial instruments are measured at fair value with changes in fair value recorded in other comprehensive income until the investment is derecognized or impaired at which time the amounts would be recorded in net earnings.

Under adoption of these new standards, the Company designated its cash and cash equivalents and restricted cash as held-for-trading, which is measured at fair value. Receivable are classified as loans and receivables, which are measured at amortized cost. Payables and accruals, long-term debt and capital lease obligations are classified as other financial liabilities, which are measured at amortized cost.

All derivative instruments, including embedded derivatives, are recorded in the statement of earnings at fair value unless exempted from derivative treatment as a normal purchase and sale. All changes in their fair value are recorded in earnings unless cash flow hedge accounting is used, in which case changes in fair value are recorded in other comprehensive income. The Company has elected to apply this accounting treatment for all embedded derivatives in host contracts entered on or after December 1, 2002. The impact of the change in accounting policy related to embedded derivatives was not material.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
March 31, 2007
(Unaudited)

4. Mining interests & Capital assets

	March 31, 2007			December 31, 2006

		Accumulated	Net Book		Accumulated	Net Book
	Cost	Amortization	Value	Cost	Amortization	Value

Mining properties	391,390,804	23,143,588	368,247,216	385,339,165	16,608,879	368,730,286
Equipment under capital lease	10,313,499	814,998	9,498,501	9,639,423	563,353	9,076,070
Plant and equipment	195,792,899	26,166,144	169,626,755	182,878,024	21,289,059	161,588,965

	$597,497,202	$ 50,124,730	$ 547,372,472	$ 577,856,612	$ 38,461,291	$ 539,395,321

The carrying value of mineral properties represents the accumulated costs to date for the acquisition of and exploration and development costs incurred by the Company on its producing mineral properties located in Ocampo and El Cubo, Mexico. Amortization of tangible capital assets does not commence until they are available at the mine site or in use. Depletion of the mineral properties commenced when the Company began production and are depleted using the unit of production method based on estimated proven and probable reserves.

5. Employee future benefits

The Company accrues employee future benefits for contract workers in Mexico paid through an employment services company. These benefits consist of a one-time payment equivalent to 12 days wages for each year of service (at the employee's most recent salary, but not to exceed twice the legal minimum wage), payable to all employees with 15 or more years of service, as well as to certain employees terminated involuntarily prior to the vesting of their seniority premium benefit. Under Mexican Labour Law, the Company also provides statutorily mandated severance benefits to its employees terminated under certain circumstances. Such benefits consist of a one-time payment of three months wages plus 20 days wages for each year of service payable upon involuntary termination without just cause. For the quarter ended March 31, 2007, the Company has accrued $184,783 in expenses (March 31, 2006 - $Nil).

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
March 31, 2007
(Unaudited)

6. Shareholders equity

a) Capital Stock

Authorized:

Unlimited number of common shares

Unlimited number of non-cumulative, dividends to be determined by the Board of Directors not to exceed 12%, non-participating, non-voting, Class "A" preferred shares, redeemable at their paid-in value.

Unlimited number of non-cumulative, dividends to be determined by the Board of Directors not to exceed 13%, non-participating, non-voting, Class "B" preferred shares, redeemable at their paid-in value.

Issued and outstanding:

	Number of
	Common	Ascribed
	Shares	Value

Balance, December 31, 2006	102,146,108	$459,037,054

For cash pursuant to exercise of share purchase options	2,948,355	22,568,397
Fair value of options exercised	-	5,552,674

Balance, March 31, 2007	105,094,463	$487,158,125

b) Contributed Surplus
	March 31	December 31
	2007	2006

Contributed surplus at beginning of period	$72,159,949	$16,161,750

Options issued in connection with acquisition
of Mexgold Resources Inc.	-	50,759,324
Add: stock option expense for the year	-	11,862,635
Deduct: fair value of options exercised	(5,552,674)	(6,623,760)

Contributed surplus at end of period	$66,607,275	$72,159,949

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
March 31, 2007
(Unaudited)

6. Shareholders equity (continued)

c) Accumulated other comprehensive loss

	Three months	Three months
	ended	ended
	March 31	March 31
	2007	2006

Balance beginning of period	$10,716,391	$21,432,443

Unrealized foreign currency translation loss	-	(280,208)

Balance end of period	$10,716,391	$21,152,235

d) Stock options (In Canadian dollars)

	March 31, 2007		December 31, 2006
	Weighted Average			Weighted Average
	Shares	Exercise Price	Shares	Exercise Price

Outstanding, beginning of period	14,040,342	$6.30	9,032,000	$4.75
Granted	-	$-	2,555,000	$9.05
Issued in connection with acquisition
of Mexgold Resources Inc.	-	$-	5,512,997	$5.40
Expired	-	$-	(64,100)	$(7.90)
Exercised	(2,948,355)	$(8.97)	(2,995,555)	$(3.64)

Outstanding, end of period	11,091,987	$5.59	14,040,342	$6.30

Options exercisable, end of period	10,444,860	$5.35	12,756,677	$5.97

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
March 31, 2007
(Unaudited)

6. Shareholders equity (continued)

During the three months ended March 31, 2007, Employees, Consultants, Officers and Directors of the Company exercised 2,948,355 options for total proceeds of $22,568,397 (CAD $26,437,259). Set forth below is a summary of the outstanding options to purchase common shares as at March 31, 2007 (In Canadian dollars).

	Options Outstanding			Options Exercisable
			Weighted
		Weighted	average
		average	remaining		Weighted
	Number	exercise	contractual life	Number	average
Option Price	outstanding	price	(yrs)	exercisable	exercise price

$ 1.01 - $ 1.50	1,633,250	$ 1.06	0.79	1,633,250	$ 1.06

$ 2.51 - $ 3.00	1,524,000	$ 2.60	1.26	1,524,000	$ 2.60

$ 5.01 - $ 5.50	2,820,855	$ 5.45	2.17	2,704,362	$ 5.45

$ 5.51 - $ 6.00	672,100	$ 5.68	1.86	672,100	$ 5.68

$ 6.01 - $ 6.50	1,595,000	$ 6.12	2.85	1,595,000	$ 6.12

$ 6.51 - $ 7.00	318,750	$ 6.59	3.18	259,598	$ 6.60

$ 7.01 - $ 7.50	235,000	$ 7.45	1.94	235,000	$ 7.45

$ 7.51 - $ 8.00	50,000	$ 7.94	2.12	50,000	$ 7.94

$ 9.00 - $ 9.50	443,500	$ 9.05	3.59	443,500	$ 9.05

$ 9.51 - $10.00	90,000	$10.00	2.87	90,000	$10.00

$10.01 - $10.50	179,500	$10.49	4.21	47,703	$10.49

$10.51 - $11.00	1,530,032	$10.64	3.82	1,190,347	$10.64

Totals	11,091,987			10,444,860

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
March 31, 2007
(Unaudited)

7. Loss per share

Loss per share is calculated based on the weighted average number of shares outstanding during the three months ended March 31, 2007 of 104,754,700 (December 31, 2006 – 88,025,714).

Diluted earnings (loss) per share is based on the assumption that options under the stock option plan and warrants have been exercised on the later of the beginning of the period and the date granted. The diluted weighted average number of shares for the three months ended March 31, 2007 and March 31, 2006 were not presented, as all factors are anti-dilutive.

8. Related party transactions

The Company paid or has payable the following amounts to directors for services other than in their capacity as directors, and companies controlled by or related to directors. The Company also pays a third party company related to a director for the provision of workers in our Mexican operations, and pays a mark-up of cost plus 13% (2006 – 10%). The total costs paid to the company for the provision of workers plus the mark-up of cost was:

	Three months	Three months
	ended	ended
	March 31	March 31
	2007	2006

Mining interests & production costs	$8,384,005	$5,812,634

	$8,384,005	$5,812,634

9. Financial instruments

The Company's financial instruments consist of cash and cash equivalents, restricted cash, receivables, payables and accruals, long term debt and capital leases. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. Some of the Company's receivables and payables are denominated in Mexican Pesos and the Company's long term debt is denominated in United States dollars. Balances are translated at the period end based on the Company's accounting policy as set out in Note 2 to the consolidated financial statements. The Company does not enter into derivative financial instruments to mitigate the foreign exchange risks related to the foregoing items.

The Company estimates that the fair value of its cash and cash equivalents, restricted cash, receivables, and payables and accruals approximate the carrying value of the assets and liabilities. The Company has calculated the fair value of its long term debt and such fair value approximates the carrying value of the debt.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
March 31, 2007
(Unaudited)

10. Supplemental cash flow information

	March 31	December 31
	2007	2006
Change in non-cash working capital:
Receivables	$(5,053,815)	$(389,138)
Prepaids	(744,151)	(133,580)
Inventory – Supplies	933,234	(3,111,282)
Inventory – Ore inventories	1,384,521	-
Payables and accruals	(6,426,613)	19,661

	$(9,906,824)	$(3,614,339)

Cash and equivalents
Cash	$1,436,534	$2,940,763
Temporary money market instruments	1,134,476	1,133,337

	$2,571,010	$4,074,100

Temporary money market instruments consisted of commercial paper with terms of less than 30 days, having rates between 2.46%-2.48%.

11. Segmented information

On August 8, 2006 the Company acquired Mexgold Resources and the related El Cubo operation. For this reason, for the period ending March 31, 2006 there was only one segment which it reported in the statement of operations.

Operating results by segment:

	March 31, 2007
	Revenue		Amortization		Income (Loss)
	From	Production	Refining	and		before
	Mining	Costs	Costs	Depletion	Other	Other Items
Operating Segments
Ocampo	$ 33,279,619	$ 29,583,563 $	362,086 $	7,382,498 $	848,822	$ (4,897,350)
El Cubo	10,220,295	7,856,855	112,218	5,206,416	289,318	(3,244,512)
Corporate and other	-	-	-	17,084	2,525,846	(2,542,930)

Total	$ 43,499,914	$ 37,440,418 $	474,304 $	12,605,998 $	3,663,986	$ (10,684,792)

Total assets by segment:
						March 31
						2007
Operating Segments
Ocampo						$ 351,778,421
El Cubo						369,010,287
Corporate and other						8,751,593

Total						$ 729,540,301

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
March 31, 2007
(Unaudited)

12. Subsequent events

Subsequent to the end of the quarter, 1,543,200 options were exercised by employees, consultants and directors for total proceeds of $9,198,861 (CAD $10,605,097).

On April 24, 2007, the Company raised $176,900,000 (CAD $200,000,000) through a public offering of 10,000,000 common shares at a price of CAD $20 per common share. Net proceeds after share issuance costs were $167,214,725.

On April 24, 2007, the Company repaid the $120,000,000 principal owing to Scotia Capital and Societe Generale using funds from the public offering.